Exhibit 10.7
Terms and Conditions for Restricted Stock Units Granted Under the
IAC/InterActiveCorp 2013 Stock and Annual Incentive Plan

Overview

These Terms and Conditions apply to your award of restricted stock units (the “Award”) granted pursuant to Section 7 of the IAC/InterActiveCorp 2013 Stock and Annual Incentive Plan (the “2013 Plan”). You were notified of your Award by way of an award notice (the “Award Notice”).

ALL CAPITALIZED TERMS USED HEREIN, TO THE EXTENT NOT DEFINED, SHALL HAVE THE MEANINGS SET FORTH IN 2013 PLAN.
Continuous Service
In order for your Award to vest, you must be continuously employed by IAC or any of its Subsidiaries or Affiliates during the Restriction Period (as defined below). Nothing in your Award Notice, these Terms and Conditions or the 2013 Plan shall confer upon you any right to continue in the employ or service of IAC or any of its Subsidiaries or Affiliates or interfere in any way with their rights to terminate your employment or service at any time.

Vesting

Subject to these Terms and Conditions and the 2013 Plan, the restricted stock units (“RSUs”) in respect of your Award shall vest and no longer be subject to any restriction (such period during which such restriction applies is the “Restriction Period”) as specified in your Award Notice.

Termination of Employment

The treatment of the RSUs in respect of your Award upon the termination of your employment is set forth in these Terms and Condition and the 2013 Plan. Except as set forth in your Award Notice, employment agreement (if applicable) or below, upon any termination of your employment with IAC or any of its Subsidiaries or Affiliates during the Restriction Period for any reason (including, for the avoidance of doubt, due to your death or Disability) any unvested portion of your Award shall be forfeited and canceled in its entirety effective immediately upon such event.

If: (i) your employment is terminated for Cause or if you resign in anticipation of being terminated for Cause or (ii) if following any termination of your employment for any reason, IAC becomes aware that during the two (2) years prior to such termination of employment there was an event or circumstance that would have been grounds for termination for Cause that caused or is reasonably likely to cause meaningful damage (economic, reputational or otherwise) to IAC and/or any of its Affiliates (the “Underlying Event”) (and which would not have been curable upon notice), then: (a) your Award (whether or not vested) shall be forfeited and canceled in its entirety and (b) if your Award vested after the Underlying Event, then IAC shall be entitled to recover from you at any time within two (2) years after such vesting, and you shall pay over to IAC, any amounts realized as a result of such vesting. This remedy shall be without prejudice to, or waiver of, any other remedies IAC and/or its Subsidiaries and/or its Affiliates may have in such event.

Settlement

Subject to your satisfaction of the tax obligations described immediately below under “Taxes and Withholding,” as soon as practicable after any RSUs in respect of your Award have vested and are no longer subject to the Restriction Period, such RSUs shall be settled. For each RSU settled, IAC shall: (i) if you are employed within the United States, issue one share of Common Stock for each RSU vesting or (ii) if you are employed outside the United States, pay, or cause to be paid, to you an amount of cash equal to the Fair Market Value of one share of

Common Stock for each RSU vesting. Notwithstanding the foregoing, IAC shall be entitled to hold the shares or cash issuable to you upon settlement of all RSUs that have vested until IAC or the agent selected by IAC to administer the 2013 Plan (the “Agent”) has received from you: (i) a duly executed Form W-9 or W-8, as applicable or (ii) payment for any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such RSUs.

Taxes and Withholding

No later than the date as of which an amount in respect of any RSUs first becomes includible in your gross income for federal, state, local or foreign income or employment or other tax purposes, IAC or its Subsidiaries and/or Affiliates shall, unless prohibited by law, have the right to deduct any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount due to you, including deducting such amount from the delivery of shares or cash issued upon settlement of the RSUs that gives rise to the withholding requirement. In the event shares are deducted to cover tax withholdings, the number of shares withheld shall generally have a Fair Market Value equal to the aggregate amount of IAC’s withholding obligation. If the event that any such deduction and/or withholding is prohibited by law, you shall, prior to or contemporaneously with the vesting or your RSUs, pay to IAC, or make arrangements satisfactory to IAC regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount.

Adjustment in the Event of Change in Stock; Change in Control

Adjustment in the Event of Change in Stock. In the event of a stock dividend, stock split, reverse stock split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination, or recapitalization or similar event affecting the capital structure of IAC (each, a “Share Change”), the Committee or the Board shall, in its sole discretion, make such substitutions or adjustments as it deems appropriate and equitable to the number of RSUs underlying your Award and the number and kind of shares of Common Stock underlying such RSUs. In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, Disaffiliation, or similar event affecting IAC or any of its Subsidiaries (each, a “Corporate Transaction”), the Committee or the Board may, in its sole discretion, make such substitutions or adjustments as it deems appropriate and equitable to the number of RSUs underlying your Award and the number and kind of shares of Common Stock underlying such RSUs. The determination of the Committee regarding any such adjustments will be final and conclusive and need not be the same for all RSU award recipients.

Change in Control. “Change in Control” is defined as set forth in the Plan. The vesting of your Award will not be accelerated upon a Change in Control of IAC. However, in the event that you cease to be employed within the two (2) year period following a Change in Control of IAC as a result of: (i) a termination without Cause or (ii) your resignation for Good Reason, then 100% of your Award shall vest in one lump sum installment as of the date of such event. The Disaffiliation of the business or subsidiary of IAC by which you are employed or for which you are performing services at the time of such sale or other disposition by IAC shall be considered a Termination of Employment (not a Change in Control of IAC) and shall be governed by the applicable provisions of the 2013 Plan and the provision set forth under the caption “Termination of Employment” above; provided, however, that the Committee or the Board may deem it appropriate to make an equitable adjustment to the number of RSUs and the number and kind of shares of Common Stock underlying the RSUs underlying your Award.

Non-Transferability of the RSUs

Until such time as your RSUs are ultimately settled, they shall not be transferable by you by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise.

No Rights as a Stockholder

Except as otherwise specifically provided in the 2013 Plan, unless and until your RSUs are settled, you shall not be entitled to any rights of a stockholder with respect to the RSUs (including the right to vote the shares underlying your RSUs and the right to receive dividends).

Other Restrictions

The RSUs shall be subject to the requirement that, if at any time the Committee shall determine that: (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body, is necessary or desirable as a condition of (or in connection with) the delivery of shares, then in any such event, the award of RSUs shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

Conflicts and Interpretation

In the event of any conflict between these Terms and Conditions and the 2013 Plan, the 2013 Plan shall control; provided, that an action or provision that is permissive under the terms of the 2013 Plan, and required under these Terms and Conditions, shall not be deemed a conflict and these Terms and Conditions shall control. In the event of any ambiguity in these Terms and Conditions, or any matters as to which these Terms and Conditions are silent, the 2013 Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to: (i) interpret the 2013 Plan, (ii) prescribe, amend and rescind rules and regulations relating to the 2013 Plan and (iii) make all other determinations deemed necessary or advisable for the administration of the 2013 Plan. In the event of any conflict between your Award Notice (or any other information posted on IAC’s extranet or given to you directly or indirectly through the Agent (including information posted on www.benefitaccess.com)) and IAC’s books and records, or (ii) ambiguity in the Award Notice (or any other information posted on IAC’s extranet or given to you directly or indirectly through the Agent (including information posted on www.benefitaccess.com)), IAC’s books and records shall control.

Amendment

IAC may modify, amend or waive the terms of your RSUs, prospectively or retroactively, but no such modification, amendment or waiver shall materially impair your rights without your consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules.

Data Protection

The acceptance of your RSUs constitutes your authorization of the release from time to time to IAC or any of its Subsidiaries or Affiliates and to the Agent (together, the “Relevant Companies”) of any and all personal or professional data that is necessary or desirable for the administration of your RSUs and/or the 2013 Plan (the “Relevant Information”). Without limiting the above, this authorization permits your employing company to collect, process, register and transfer to the Relevant Companies all Relevant Information (including any professional and personal data that may be useful or necessary for the purposes of the administration of your RSUs and/or the 2013 Plan and/or to implement or structure any further grants of equity awards (if any)). The acceptance of your RSUs also constitutes your authorization of the transfer of the Relevant Information to any jurisdiction in which IAC, your employing company or the Agent considers appropriate. You shall have access to, and the right to change, the Relevant Information, which will only be used in accordance with applicable law.

Section 409A of the Code

Your Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder (“Section 409A”).  Accordingly, if any amounts or benefits payable in respect of your Award are: (i) payable upon a termination of employment and (ii) if you are a “Specified Employee” (as defined under Section 409A) as of the date of your termination of employment, then such amounts or benefits (if any) shall be paid or provided to you in a single lump sum on the earlier of (i) the first day of the seventh month following your termination of employment or (ii) your death.

In no event shall IAC be required to pay you any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any amounts or benefits paid to you in respect of your Award.